STATEMENT OF INCORPORATION WITH RESPECT TO
                          STARTEKOR INVESTEERINGUTE OU



1. Startekor Investeeringute OU - hereinafter referred to as: the "Company" - is a private company with limited liability, organised under the laws of the Estonia, having its registered office at Tallinn, the Republic of Estonia, and having its offices at Parnu mnt. 10, Tallinn 10148, the Republic of Estonia, and being registered in the Commercial Register under number 10465839; the Company has been registered at the Commercial Register on July 6,1998;

2. according to the registration of the aforementioned Commercial Register, the articles of association of the Company have most recently been amended by shareholders resolution, on November 9, 1998. The articles of association have not been amended since;

3. according to article 2 of the English translation of the recent articles of association of the Company, the objects of the Company are:

     The objects of the company are investment in AS Narva Elektrivork and the management of such investment; and activities which are auxiliary to the purpose set forth above.

4. accordingto the registration of the Commercial Register, the following natural persons are the members of the board of directors of the Company:

     - William Andrew John Poulton, place of residence: Worcestershire, U.K., date of birth 09.09.1957, of British nationality;
          Martin Simovart, place of residence: Tallinn, Republic of Estonia, date of birth 08.12.1970, of Estonian nationality.

     Correct as at January 1, 1999


     Peeter Lepik
     Attorney at law
     Law Office of Lepik & Luhaaar